 SECURITY AGREEMENT

Image Metrics, Inc. (“the Borrower”), a Nevada corporation with an address and principal place of business at 1918 Main Street, 2nd Floor, Santa Monica, California, 90405, and Rosi Kahane (the “Lender”), with an address of Chesa Carla, Giassa de las Barrieras 17, 7505 Celerina, Switzerland, its successors and assigns are the parties to this Agreement.  In consideration of the Lender's extending or having extended loans and/or other financial considerations to the Borrower on this date or on one or more occasions, the Borrower agrees with the Lender as follows:

SECTION 1.  THE SECURITY INTEREST: As security for the payment and performance of all Liabilities (as defined below) now existing or hereafter arising of the Borrower to the Lender, whether arising by future advances or otherwise, the Borrower hereby grants a security interest to the Lender in the following property, wherever located, and in all proceeds and products of such property:

1.01
ALL INVENTORY of the Borrower now existing or hereafter arising; meaning all goods, merchandise, raw materials, supplies, goods in process, finished goods, and other tangible personal property held by the Borrower for processing, sale, or other business purpose, or to be used or consumed in the Borrower's business.

1.02
ALL ACCOUNTS AND ACCOUNTS RECEIVABLE of the Borrower now existing or hereafter arising; meaning all accounts, accounts receivable, papers, notes, drafts, acceptances, commercial tort claims, letter of credit rights (whether or not the letter of credit is evidenced by a writing), supporting obligations and all other debts, obligations, and liabilities in whatever form owing to the Borrower from any person, firm, corporation, or any other legal entity ("Account Debtors").

1.03
ALL DOCUMENTS of the Borrower now existing or hereafter arising; meaning all documents of title, including bills of lading, dock warrants, dock receipts, warehouse receipts, and orders for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in the possession of it is entitled to receive, hold, and dispose of the document and goods it covers.

1.04
ALL INSTRUMENTS of the Borrower now existing or hereafter arising; meaning all negotiable instruments, securities, and any other writings which evidence a right to payment of money and are not themselves security agreements or leases and are of a type which are in the ordinary course of business transferred by delivery with any necessary endorsement or assignment.

1.05
ALL CHATTEL PAPER (whether tangible or electronic) of the Borrower now existing or hereafter arising; meaning a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods.

1.06
ALL GENERAL INTANGIBLES, including, but not limited to, choses in action of the Borrower now existing or hereafter arising, meaning any personal property other than goods, accounts, chattel papers, documents, and instruments, including, but not limited to, general intangibles of the following description or type: goodwill, literary rights, contract rights and rights to performance, copyrights, trade-marks, patents, computer programs, access codes, source codes, trade secrets, customer lists and all tax refunds.

1.07
ALL INVESTMENT PROPERTY of the Borrower, where located, now or hereafter existing or hereafter acquired including all securities (whether certificated or not), security entitlements, security accounts, financial assets and related rights, together with all proceeds of any of the foregoing.

1.08	ALL DEPOSIT ACCOUNTS of the Borrower, wherever located, now existing or hereafter acquired.

1.09
ALL OTHER GOODS of the Borrower, wherever located, now existing or hereafter acquired; meaning all motor vehicles, equipment, machinery, and other tangible personal property, whether fixtures or not, any and all records relating to any of the Collateral (as defined below) and all attachments and accessories thereto and substitutes therefor.

It is the Borrower's express intention that the continuing grant of this security interest remain as security for payment and performance of all of its Liabilities, whether now existing, or which may hereinafter be incurred by future advances, or otherwise, and whether or not such Liabilities are related to any transactions described in this Agreement, by class or kind, or whether or not contemplated by the parties at the time of the granting of this security interest.  The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any of the Borrower's Liabilities nor otherwise identify it as being secured hereby.  If any Liability of the Borrower shall be or become excused, the Borrower hereby expressly hypothecates his, her, its, or their ownership interest in the Collateral to the extent required to satisfy such Liabilities, without restriction or limitation.  Any such Liabilities will include all advances by the Lender whether or not the advances are made pursuant to commitments.

SECTION 2.  DEFINITIONS: All types of Collateral mentioned in Section 1 shall have the meanings given to them under Uniform Commercial Code as adopted in the State of California, Cal. Com. Code § 1101 et seq., (the “UCC”), unless specifically defined otherwise in that section or elsewhere in this Agreement.  In addition, as used herein, the following terms shall have the following respective meanings:

2.01
LIABILITIES means all liabilities of the Borrower to the Lender of every kind and description, including those arising under the Loan Agreement with the Lender of even date, as may be amended from time to time (the "Loan Agreement"), and the Convertible Promissory Note of Borrower of even date executed pursuant thereto, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, including those arising under this Agreement, or whether evidenced by any agreement or instrument, including obligations to perform acts and refrain from taking action as well as obligations to pay money.

2.02
COLLATERAL means any and all property of the Borrower in which the Lender now has, by this Agreement, or hereafter acquires and specifically includes without limitation all inventory, accounts, documents, instruments, chattel paper, general intangibles, investment property and other goods, as those terms are defined in Section 1 hereof; provided however, that notwithstanding anything in this Agreement to the contrary, upon termination of the Guarantee Period (as defined in the Loan Agreement, the Collateral shall immediately be deemed to exclude 35% of all equity interests of the Guarantor (as defined in the Loan Agreement) owned by the Borrower; and the parties shall cooperate in amending all applicable instruments, documents statements and recordations of liens to reflect such exclusion.

SECTION 3. BORROWER'S REPRESENTATIONS, WARRANTIES AND COVENANTS:  To induce the Lender to enter into this Agreement the Borrower represents, warrants, agrees, and covenants that:

3.01
BORROWER OWNS ASSETS: The Borrower owns all its assets, including the Collateral, as represented on any papers furnished to the Lender and has and will have the exclusive right and authority to grant security interests therein.

3.02
ASSETS FREE OF ENCUMBRANCES: All the Borrower's assets, including the Collateral, are and will be kept in good condition and clear of all security interests, mortgages, liens, and encumbrances, except those granted or allowed under this Agreement or the Loan Agreement, purchase money security interests in acquired assets, and those referred to herein or in the Loan Agreement, and the Borrower has marketable title to all Collateral and shall defend the same against the claims and demands of all persons.  The Lender has the right but not the duty to discharge any liability giving rise to a lien on Collateral, including any liens of any taxing authority, and the Borrower shall repay the Lender immediately for all amounts paid by the Lender to discharge such liabilities.

3.03
LOCATION OF COLLATERAL: Tangible Collateral, including, but not limited to, equipment, inventory, and fixtures, and if the Lender permits the Borrower to retain possession thereof, instruments, documents, and chattel paper, will be kept in the possession of the Borrower at its place of business named above or in the Loan Agreement.  The location or locations of such Collateral shall not be changed without prior written notice to the Lender.

3.04	RECORDS AND INFORMATION WITH RESPECT TO BORROWER AND COLLATERAL:

(a)
The Borrower will furnish all information, financial or otherwise, that a duly authorized lending officer of the Lender deems reasonably necessary to properly inform the Lender with respect to Collateral or the condition of the Borrower.

(b)
Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Lender promptly upon request. Borrower also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. All reasonable charges, expenses and fees Lender may incur in filing any of the foregoing, together with reasonable costs and expenses of any lien search required by Lender, and any taxes relating thereto, shall be charged to the Borrowers and added to the Liabilities.

(c)
The Borrower will execute upon the request of the Lender such other documents as the Lender deems reasonably necessary to perfect its security interest in the Collateraland will pay the cost of filing them in such offices as the Lender requests.

3.05
FIXTURES: If any machinery, equipment, or other property serving as Collateral under this Agreement is or will be attached to any real estate, the Borrower will, upon Lender's request, furnish the Lender with a description of such real estate with a disclaimer, signed by all persons having an interest in said real estate, of any interest in the Collateral which has or may have priority over the Lender's interest.

3.06
LIABILITIES OWING TO BORROWER:  Any liabilities in whatever form owing to the Borrower from any person, firm, or other legal entity serving as Collateral are and will be good and valid indebtedness not subject to any defenses, set-offs, claims, counter-claims, or agreements under which any deduction or discount may be made thereon, except as specified to the Lender on a statement or invoice made available to the Lender on or prior to the date hereof or from time to time hereafter.

3.07
RETURNED MERCHANDISE: The Lender may in its unfettered discretion charge to the Borrower the amount represented to be owing on any liability, in whatever form owing to the Borrower, from whatever source, if said liability serves as Collateral under this Agreement, and if any merchandise giving rise to any such liability is returned, and until such debit is made, Borrower shall hold any such returned merchandise segregated in trust for the Lender subject to its exclusive disposition.

3.08	TAXES: The Borrower will pay any sales or other taxes which may become due and payable with respect to a sale or other transaction giving rise to any Collateral.

3.09	CHATTEL PAPER: The Borrower agrees to label all chattel paper serving as Collateral under this Agreement with the words, "Subject to the security interest of Secured Lender."

3.10	INSURANCE:

(a)	The Borrower agrees at its or his expense to keep all Collateral insured in accordance with any requirements prescribed by the Lender under the Loan Agreement.

(b)
The Lender shall have no risk, liability, or responsibility in connection with payment or non-payment of any loss, the sole obligation of the Lender being to credit the Borrower's loan account with the net proceeds of any insurance payments received on account of any loss.

3.11
SALE OF COLLATERAL: Unless otherwise specifically provided by this Agreement or the Loan Agreement, the Borrower will not sell any Collateral without the prior written consent of the Lender.  So long as the Borrower is not in default hereunder the Borrower shall have the right to sell inventory, which may be Collateral, in the ordinary course of its or his business.  A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt, other than a debt which has arisen solely as a result of prepayment or deposit by customers of the Borrower for items of inventory subsequently to be purchased or delivered.  Borrower shall also be entitled to sell (or trade in) obsolete equipment so long as Borrower receives therefor a sum (or credit) substantially equal to such equipment's fair value.

3.12	LENDER'S RIGHT TO POSSESSION:

(a)
Unless otherwise provided by law, at any time after the occurrence of, and during the continuance of, an Event of Default hereunder, the Lender shall have the right to the immediate possession of all Collateral and its products and proceeds, and in its sole discretion may operate and use said Collateral, complete work in process, and sell Collateral without being liable to the Borrower on account of any losses, damage, or depreciation that may occur as a result thereof so long as the Lender shall act in good faith.

(b)
Unless otherwise provided by law, at any time after demand or the occurrence of an Event of Default hereunder, the Lender may, at the expense of the Borrower, maintain possession of the Borrower's premises by the use of a custodian or custodians, or in such other manner as the Lender may determine.

(c)
Unless otherwise provided by law, at any time after demand or the occurrence of an Event of Default hereunder, the Lender may, at the expense of the Borrower, enter upon any premises on which Collateral may be situated and remove any such Collateral to such other places as the Lender determines.

(d)
Unless otherwise provided by law, at any time, after demand or the occurrence of an Event of Default hereunder, the Lender may transfer any Collateral into its own name or that of its nominee and may at any time after demand or the occurrence of an Event of Default hereunder receive the income thereon and hold the same as security for Liabilities or apply it to principal or interest due on the Liabilities.

3.13
COMMERCIAL TORT CLAIMS:  If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

SECTION 4.  COLLECTION:

4.01	(a)
The Lender may at any time after the occurrence of, and during the continuance of, an Event of Default hereunder, notify Account Debtors, on any Collateral, or require the Borrower to notify such Account Debtors, that they shall make all payments on their account or accounts with the Borrower directly to the Lender; or require the Borrower to hold all proceeds received from collection in trust for the Lender without commingling the same with other funds of the Borrower, and to turn the same over to the Lender immediately upon receipt in the identical form received, at which time the Lender may at its option either apply such proceeds to the Liabilities of the Borrower, in accordance with Section 4.03, or release such proceeds to the Borrower for use in its business.

(b)
The Lender has the right at any time after demand or the occurrence of, and during the continuance of, an Event of Default hereunder, directly or through its agent, to collect proceeds directly from Account Debtors, on any Collateral and for that purpose to do all acts and things necessary or incident thereto, including the right to sue on such accounts, and to sell, transfer, set over, compromise, discharge, or extend the whole or any part of the accounts.

(c)
Borrower does hereby make, constitute and appoint any officer or agent of Lender as Borrower's true and lawful attorney-in-fact, with power to endorse the name of Borrower or any of Borrower's officers or agents upon any notices, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of the Lender in full or part payment of any amounts owing to Lender; to sign and endorse the name of Borrower or any of Borrower's officers or agents upon any warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and any instruments or documents relating thereto, or to Borrower's rights therein; to give written notice to such office or officials of the United States Post Office to effect such change or changes of address so that all mail addressed to the Borrower may be delivered directly to the Lender; granting unto Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof.  Neither the Lender nor the attorney shall be liable for any acts or omissions nor for any errors of judgment or mistake, except for their gross negligence or willful misconduct.  This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Lender.  With the exception of the power granted to the Lender to endorse checks, drafts, and any other form of payment, which right may be exercised at any time and from time to time, the Lender will not exercise any of the powers granted hereunder absent demand or the occurrence of an Event of Default hereunder.

4.02
Until the Lender exercises the rights contained in Section 4.01, the Borrower may continue to collect proceeds from Account Debtors on any Collateral and use the proceeds in any lawful manner not inconsistent with the terms of this Agreement.

4.03
In the event that the Lender exercises the rights contained in Section 4.01, the Lender shall credit to the Borrower the proceeds obtained from Account Debtors of the Borrower, such credits to be entered within two (2) business days after receipt of the proceeds.  Such credits, however, are conditional upon final payment to the Lender at its office in cash or solvent credits of the items giving rise to them, and, if any item is not so paid, the amount of any credit given with respect to any of the Borrower's Liabilities shall be reversed or, in the discretion of the Lender, it shall be charged to any deposit accounts of the Borrower with the Lender, whether or not the item is returned.

SECTION 5.  DEFAULT AND ACCELERATION:

5.01
Any or all of the Liabilities of the Borrower to the Lender shall, at the option of the Lender and notwithstanding any time or credit allowed by any instrument evidencing a Liability, be immediately due and payable without notice or demand upon the occurrence of any of the following events of default (each an "Event of Default"):

(a)
Subject to the right of the Company to grant a parity security interest in the Collateral in connection with a Subsequent Financing, as further described in Section 5.2 of the Loan Agreement, the security interest granted to the Lender in the Collateral shall, at any time after the execution and delivery of this Agreement, for any reason, ceases (i) to create a valid and perfected first priority security interest in all or a substantial portion of the Collateral including, without limitation, the occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Uniform Commercial Code, to take priority over advances made by Lender; the filing against or relating to the Borrower of a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or the filing against or relating to the Borrower of a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (ii) this Agreement shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower; or (iii) any guarantor of the Liabilities denies it has any further liability or obligation with respect to such Liabilities or terminates its guaranty or fails to honor any of its Liabilities under such guaranty.

(f)	The occurrence of an Event of Default under the Loan Agreement after the expiration of any applicable grace period.

5.02
Upon the occurrence of, and during the continuance of, an Event of Default, the Lender shall have all the rights and remedies of a secured party under the UCC, in addition to all other rights and remedies mentioned in this Agreement.  Unless otherwise provided by law, the Lender may require the Borrower to assemble any tangible personal property constituting Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties.

5.03
The Borrower hereby grants to the Lender a nonexclusive irrevocable license in connection with the Lender's exercise of its rights hereunder, to use, apply and affix any trademark, trade name, logo or the like in which the Borrower now or hereafter has rights, which license may be used upon the occurrence of any of the Events of Default, or upon demand, if applicable.

SECTION 6.  EXPENSES:

6.01	Omitted.

SECTION 7.  GOVERNING LAW, MODIFICATION, AND WAIVERS:

7.01	This Agreement, including modifications or additions thereto, will be governed, interpreted, and construed in accordance with the laws of the State of California.

7.02	The rights, remedies, powers, privileges and discretions of the Lender hereunder shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.

7.03
Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect in any instance shall not affect the validity, legality and enforceability of such provision in any other instance, nor the validity, legality or enforceability of any other provision of this Agreement.

7.04	No modification of this Agreement will be binding unless in writing and signed by a duly authorized lending officer of the Lender and authorized officers of the Borrower.

7.05
Any default by the Borrower may be waived by the Lender in writing signed by a duly authorized lending officer of the Lender, but no such waiver shall extend to any subsequent default or any other default.

7.06	No delay on the part of the Lender in exercising any of the rights granted or referred to in this Agreement shall be held to constitute a waiver.

SECTION 8.  NOTICE, ASSIGNMENT, TERMINATION:

8.01
Unless otherwise provided for by law, any demand, notice, or other communication to the Borrower that the Lender may elect to give shall be effective if sent in accordance with the terms of the Loan Agreement.

8.02
If at any time or times by assignment or otherwise the Lender assigns this Agreement, such assignment shall carry with it the Lender's powers and rights under this Agreement and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer.  If and to the extent the Lender retains any other Liability or Collateral, the Lender will continue to have the rights and powers herein set forth with respect thereto.

8.03	This Agreement shall continue until all Liabilities of the Borrower to the Lender have been satisfied.

8.04
Any obligations the Lender may have to the Borrower, whether now existing or hereafter arising, run only to the Borrower and may not be assigned or transferred by said Borrower without the written consent of a duly authorized officer of the Lender.

SECTION 9.  HEADINGS: SEAL:

9.01
Headings preceding the text of the several sections hereof are for the convenience of reference only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction, or effect.

9.02	It is intended that this Agreement take effect as a sealed instrument.

9.03
This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page.  Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as a sealed instrument this 9th day of September, 2010.

WITNESS:	BORROWER IMAGE METRICS, INC.

By:
Name:
Title:

LENDER

Rosi Kahane